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                                                                      EXHIBIT 99

                        EVERGREEN MEDIA OFFERS 5,500,000 CONVERTIBLE
                         EXCHANGEABLE SHARES


IRVING, Texas, June 11, 1997 - Evergreen Media Corporation (Nasdaq: EVGM) today announced the placement under Rule 144A of the Securities Act of 1933, as amended (the "Act"), of 5,500,000 shares of the Company's convertible exchangeable preferred stock (liquidation preference $50.00 per share) generating gross proceeds to the Company of $275 million. The convertible exchangeable preferred stock yields 6%, is convertible into the Company's Class A Common Stock at a conversion price of $50.00 per share of Class A Common Stock and is, under certain circumstances, exchangeable at the Company's option for convertible subordinated debentures of the Company. The Company has granted the initial purchasers an over-allotment option to purchase up to an additional 500,000 shares.

Evergreen expects to use the net proceeds of the offering as part of the financing required to purchase certain radio stations from Viacom
International, Inc. which was announced in February of this year.

The placement of convertible exchangeable preferred stock has not and will not be registered under the Act and the securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act.



CONTACT:
Matthew E. Devine                         Joseph N. Jaffoni
Chief Financial Officer                   David C. Collins
Evergreen Media Corporation               Jaffoni & Collins Incorporated
972/869-9020                              212/505-3015, e-mail:  jciir@aol.com